Exhibit 99.1

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of
AIM SERVICES Co., Ltd.
Tokyo, Japan:

We have audited the accompanying consolidated financial statements of AIM SERVICES Co., Ltd. and its subsidiaries (the "Company"), which comprise the consolidated balance sheets as of March 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the three years in the period ended March 31, 2014, and the related notes to the consolidated financial statements (all expressed in Japanese yen).
Management's Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in Japan ("Japanese GAAP"); this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors' Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AIM SERVICES Co., Ltd. and its subsidiaries as of March 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2014 in accordance with Japanese GAAP.
Emphasis of Matter
Japanese GAAP varies in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 14 to the consolidated financial statements. Our opinion is not modified with respect to this matter.
Convenience Translations
Our audits also comprehended the translation of Japanese yen amounts into U.S. dollar amounts and, in our opinion, such translation has been made in conformity with the basis stated in Note 1 to the consolidated financial statements. Such U.S. dollar amounts are presented solely for the convenience of readers outside Japan.

/s/DELOITTE TOUCHE TOHMATSU LLC

Tokyo, Japan
July 30, 2014

AIM SERVICES Co., Ltd. and Subsidiaries

Consolidated Balance Sheets
March 31, 2014 and 2013

	Thousands of Yen		Thousands of U.S. Dollars (Note 1)
	2014	2013	2014
ASSETS

CURRENT ASSETS:
Cash and cash equivalents (Note 2.b)	¥7,090,200	¥7,709,209	$68,837
Time Deposit	100,000	—	971
Receivables:
Trade notes	3,490	2,241	34
Trade accounts	14,432,939	14,292,354	140,126
Other	364,654	167,262	3,540
Inventories (Notes 2.c and 4)	1,907,259	1,762,801	18,517
Short-term loans	2,275	3,117	22
Deposit (Notes 2.b and 12)	5,250,000	3,500,000	50,971
Deferred tax assets (Notes 2.p and 7)	1,867,208	1,814,557	18,128
Prepaid expenses and other	518,700	352,779	5,036
Allowance for doubtful accounts	(4,668)	(8,933)	(45)
Total current assets	31,532,057	29,595,387	306,137

PROPERTY, PLANT AND EQUIPMENT (Notes 2.f, 2.h, 2.m, 2.n, 8 and 9):
Land	213,238	292,423	2,070
Buildings and structures	1,258,555	1,209,382	12,219
Machinery and equipment	326,741	288,072	3,172
Furniture and fixtures	1,706,971	1,731,085	16,573
Lease assets	1,791,451	1,594,140	17,393
Total	5,296,956	5,115,102	51,427
Accumulated depreciation	(3,110,669)	(2,834,722)	(30,201)
Net property, plant and equipment	2,186,287	2,280,380	21,226

INTANGIBLE ASSETS (Note 2.h):
Software (Note 2.g)	589,720	690,359	5,725
Goodwill (Note 2.a)	934,295	1,252,233	9,071
Other assets	47,128	51,830	458
Total intangible fixed assets	1,571,143	1,994,422	15,254

INVESTMENTS AND OTHER ASSETS:
Investment securities (Notes 2.d and 3)	841,751	756,298	8,172
Investment in an associated company (Note 2.e)	1,001,298	910,378	9,721
Golf membership (Note 2.i)	190,155	190,155	1,846
Lease deposits (Note 2.j)	921,493	908,267	8,947
Insurance deposits (Note 2.k)	311,986	413,418	3,029
Deferred tax assets (Notes 2.p and 7)	691,854	479,500	6,717
Other assets (Note 5)	247,520	265,756	2,403
Allowance for doubtful accounts	(58,837)	(71,445)	(571)
Total investments and other assets	4,147,220	3,852,327	40,264
TOTAL	¥39,436,707	¥37,722,516	$382,881
Continued on following page.

AIM SERVICES Co., Ltd. and Subsidiaries

Consolidated Balance Sheets
March 31, 2014 and 2013

	Thousands of Yen		Thousands of U.S. Dollars (Note 1)
	2014	2013	2014
LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Payables:
Trade notes	¥162,880	¥220,560	$1,581
Trade accounts (Note 12)	8,426,198	8,050,403	81,808
Other	167,014	396,519	1,621
Income tax payable	1,603,427	1,273,328	15,567
Consumption tax payable	783,006	1,008,494	7,602
Accrued bonuses to employees	3,926,631	3,587,549	38,123
Accrued bonuses to directors and corporate auditors	29,250	29,250	284
Other accrued expenses	6,777,089	6,819,843	65,797
Other current liabilities (Notes 2.m and 8)	1,144,098	1,534,547	11,108
Total current liabilities	23,019,593	22,920,493	223,491

LONG‑TERM LIABILITIES:
Liability for retirement benefits (Notes 2.l and 5)	1,784,428	1,109,515	17,325
Retirement benefits for directors and corporate auditors (Note 2.l)	61,358	63,596	596
Long-term lease obligations (Notes 2.m and 8)	699,597	747,683	6,792
Other long-term liabilities (Notes 2.n and 9)	272,450	228,645	2,645
Total long-term liabilities	2,817,833	2,149,439	27,358
EQUITY (Notes 6 and 13)
Common stock—authorized, 7,000,000 shares; issued, 556 shares in 2014 and 2013; and class shares subject to call option-authorized, 14,000,000 shares; issued, 11,507,826 shares in 2014 and 2013	1,909,797	1,909,797	18,542
Class A shares—authorized, 7,000,000 shares; issued, no shares in 2014 and 2013	—	—	—
Additional paid-in capital	2,591,398	2,591,398	25,159
Retained earnings (Note 2.q)	10,169,355	8,766,148	98,732
Treasury stock—at cost:
Common stock—2 shares in 2014 and 2013; and class shares subject to call option—11,507,826 shares in 2014 and 2013	(680,820)	(680,820)	(6,610)
Accumulated other comprehensive income (Note 2.t)
Unrealized gain on available-for-sale securities	118,295	66,061	1,148
Remeasurements of defined benefit plans (Note 2.l)	(508,744)	—	(4,939)
Total equity	13,599,281	12,652,584	132,032
TOTAL	¥39,436,707	¥37,722,516	$382,881

See notes to consolidated financial statements.

AIM SERVICES Co., Ltd. and Subsidiaries

Consolidated Statements of Income
Years Ended March 31, 2014, 2013 and 2012

	Thousands of Yen			Thousands of U.S. Dollars (Note 1)
	2014	2013	2012	2014
NET SALES (Note 2.s)	¥156,001,090	¥151,125,577	¥147,608,039	$1,514,574
COST OF SALES (Notes 8 and 12)	138,273,766	133,416,552	130,143,576	1,342,464
Gross profit	17,727,324	17,709,025	17,464,463	172,110
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (Notes 2.j, 8 and 12)	12,389,362	12,252,188	11,640,463	120,285
Operating income	5,337,962	5,456,837	5,824,000	51,825
OTHER INCOME (EXPENSES):
Interest and dividend income	19,862	21,252	22,957	193
Interest expense	(23,523)	(24,168)	(21,356)	(228)
Loss on impairment of long-lived assets (Note 2.h)	(79,184)	(2,749)	(14,614)	(769)
Gain on insurance claim (Note 2.k)	124,029	—	—	1,204
Compensation for loss due to disaster (Note 2.t)	41,542	—	—	403
Equity in earnings of associated company (Note 2.e)	109,690	97,328	110,410	1,065
Other-net	36,626	22,990	43,631	356
Other income-net	229,042	114,653	141,028	2,224
INCOME BEFORE INCOME TAXES	5,567,004	5,571,490	5,965,028	54,049
INCOME TAXES (Notes 2.p and 7):
Current	2,793,881	2,714,671	2,927,892	27,125
Deferred	(13,975)	(36,737)	110,495	(136)
Total income taxes	2,779,906	2,677,934	3,038,387	26,989
NET INCOME	¥2,787,098	¥2,893,556	¥2,926,641	$27,060

	Yen			U.S. Dollars (Note 1)
	2014	2013	2012	2014
PER SHARE OF COMMON STOCK (Note 2.r):
Net income	¥5,030,864.47	¥5,223,024.82	¥5,282,745.54	$48,843.34
Cash dividends applicable to the year	2,515,000	9,831,000	2,641,000	24,417

See notes to consolidated financial statements.

AIM SERVICES Co., Ltd. and Subsidiaries

Consolidated Statements of Comprehensive Income
Years Ended March 31, 2014, 2013 and 2012

	Thousands of Yen			Thousands of U.S. Dollars (Note 1)
	2014	2013	2012	2014
NET INCOME	¥2,787,098	¥2,893,556	¥2,926,641	$27,060
OTHER COMPREHENSIVE INCOME:
Unrealized holding gain on available-for-sale securities (net of tax)	52,234	68,864	4,806	507
Remeasurements of defined benefit plans (net of tax) (Note 2.l)	(508,744)	—	—	(4,939)
Total other comprehensive (loss) income	(456,510)	68,864	4,806	(4,432)
COMPREHENSIVE INCOME	¥2,330,588	¥2,962,420	¥2,931,447	$22,628

See notes to consolidated financial statements.

AIM SERVICES Co., Ltd. and Subsidiaries

Consolidated Statements of Changes in Equity
Years Ended March 31, 2014, 2013 and 2012

		Thousands of Yen
	Outstanding Number of Shares of Common Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Treasury Stock	Unrealized Gain (Loss) on Available- for-Sale Securities	Remeasurements of defined benefit plans	Total Equity
BALANCE, APRIL 1, 2011	¥554	¥1,909,797	¥2,591,398	¥10,124,683	¥(680,820)	¥(7,609)	¥—	¥13,937,449
Net income	—	—	—	2,926,641	—	—	—	2,926,641
Cash dividends, ¥3,090,000 per share	—	—	—	(1,711,860)	—	—	—	(1,711,860)
Net change in the year	—	—	—	—	—	4,806	—	4,806
BALANCE, MARCH 31, 2012	554	1,909,797	2,591,398	11,339,464	(680,820)	(2,803)	—	15,157,036
Net income	—	—	—	2,893,556	—	—	—	2,893,556
Cash dividends, ¥9,868,000 per share	—	—	—	(5,466,872)	—	—	—	(5,466,872)
Net change in the year	—	—	—	—	—	68,864	—	68,864
BALANCE, MARCH 31, 2013	554	1,909,797	2,591,398	8,766,148	(680,820)	66,061	—	12,652,584
Net income	—	—	—	2,787,098	—	—	—	2,787,098
Cash dividends, ¥2,498,000 per share	—	—	—	(1,383,891)	—	—	—	(1,383,891)
Net change in the year	—	—	—	—	—	52,234	(508,744)	(456,510)
BALANCE, MARCH 31, 2014	¥554	¥1,909,797	¥2,591,398	¥10,169,355	¥(680,820)	¥118,295	¥(508,744)	¥13,599,281

	Thousands of U.S. Dollars (Note 1)
	Common Stock	Additional Paid-in Capital	Retained Earnings	Treasury Stock	Unrealized Gain (Loss) on Available- for-Sale Securities	Remeasurements of defined benefit plans	Total Equity
BALANCE, MARCH 31, 2013	$18,542	$25,159	$85,108	$(6,610)	$641	—	$122,840
Net income	—	—	27,060	—	—	—	27,060
Cash dividends, $24,252 per share	—	—	(13,436)	—	—	—	(13,436)
Net change in the year	—	—	—	—	507	(4,939)	(4,432)
BALANCE, MARCH 31, 2014	$18,542	$25,159	$98,732	$(6,610)	$1,148	$(4,939)	$132,032
See notes to consolidated financial statements.

AIM SERVICES Co., Ltd. and Subsidiaries

Consolidated Statements of Cash Flows
Years Ended March 31, 2014, 2013 and 2012

	Thousands of Yen			Thousands of U.S. Dollars (Note 1)
	2014	2013	2012	2014
OPERATING ACTIVITIES:
Income before income taxes	¥5,567,004	¥5,571,490	¥5,965,028	$54,049
Adjustments for:
Income taxes-paid	(2,460,167)	(3,362,203)	(2,039,547)	(23,885)
Depreciation and amortization	913,587	816,840	738,495	8,870
Amortization of goodwill	317,938	317,938	317,938	3,087
Reversal of allowance for doubtful receivables	(16,873)	(1,472)	(17,219)	(164)
Equity in earnings of an associated company	(109,690)	(97,328)	(110,410)	(1,065)
(Gain) loss on sales of property, plant and equipment	(200)	5,280	(1,194)	(2)
Loss on disposal of property, plant and equipment	20,204	5,763	7,304	196
Loss on impairment of long‑lived assets	79,184	2,749	14,614	769
Write-off of investment securities	104		9,696	1
(Increase) decrease in receivables-trade accounts	(134,642)	326,483	(986,530)	(1,307)
Increase in inventories	(144,458)	(71,333)	(232,712)	(1,403)
Decrease (increase) in interest receivable	(194)	302	(594)	(2)
Increase (decrease) in trade payables	318,116	(394,907)	861,880	3,089
Decrease in interest payable			(244)
(Increase) decrease in other current assets	(355,671)	(33,864)	423,385	(3,453)
(Decrease) increase in other current liabilities	(903,712)	458,095	1,088,654	(8,774)
Increase (decrease) in accrued bonuses to employees	339,082	128,757	(52,642)	3,292
Decrease in accrued employees’ retirement benefits	(113,910)	(108,814)	(105,136)	(1,106)
(Decrease) increase in accrued retirement benefits for director and corporate auditors	(2,238)	7,530	(24,277)	(22)
Prepaid pension costs	49,545	133,121	64,655	481
Other-net	21,679	32,059	1,805	210
Total adjustments	(2,182,316)	(1,835,004)	(42,079)	(21,188)
Net cash provided by operating activities—(Forward)	¥3,384,688	¥3,736,486	¥5,922,949	$32,861

Continued on following page.

AIM SERVICES Co., Ltd. and Subsidiaries

Consolidated Statements of Cash Flows
Years Ended March 31, 2014, 2013 and 2012

	Thousands of Yen			Thousands of U.S. Dollars (Note 1)
	2014	2013	2012	2014
Net cash provided by operating activities—(Forward)	¥3,384,688	¥3,736,486	¥5,922,949	$32,861

INVESTING ACTIVITIES:
Payments into time deposit	(100,000)	—	—	(971)
Purchases of marketable securities	—	—	(99,970)	—
Redemption of marketable securities	—	100,000	100,000	—
Purchases of property, plant and equipment	(269,458)	(355,616)	(549,038)	(2,616)
Proceeds from sales of property, plant and equipment	5,580	1,431	2,363	54
Purchases of software	(139,043)	(327,493)	(253,142)	(1,350)
Purchases of other intangible assets	(1,936)	(3,022)	(730)	(19)
Proceeds from sales of intangible assets	496	—	—	5
Purchases of investment securities	(9,536)	(10,804)	(15,880)	(93)
Proceeds from sales of investment securities	4,594	57,861	26,845	45
Change in deposit to a subsidiary of a shareholder	(1,752,376)	2,497,890	(6,004,069)	(17,013)
Proceeds from collections of loans	2,808	3,486	3,972	27
Proceeds from refund of rental deposits of headquarter	—	—	390,609	—
Other	(4,315)	(48,320)	(106,035)	(42)
Net cash (used in) provided by investing activities	(2,263,186)	1,915,413	(6,505,075)	(21,973)

FINANCING ACTIVITIES:
Increase in short‑term bank loans	11,950,000	13,500,000	12,800,000	116,019
Decrease in short‑term bank loans	(11,950,000)	(13,500,000)	(14,800,000)	(116,019)
Repayments of capital lease obligation	(356,620)	(301,269)	(202,090)	(3,462)
Dividends paid	(1,383,891)	(5,466,872)	(1,711,860)	(13,436)
Net cash used in financing activities	(1,740,511)	(5,768,141)	(3,913,950)	(16,898)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(619,009)	(116,242)	(4,496,076)	(6,010)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	7,709,209	7,825,451	12,321,527	74,847
CASH AND CASH EQUIVALENTS, END OF YEAR	¥7,090,200	¥7,709,209	¥7,825,451	$68,837

Continued on following page.

AIM SERVICES Co., Ltd. and Subsidiaries

Consolidated Statements of Cash Flows
Years Ended March 31, 2014, 2013 and 2012

ADDITIONAL INFORMATION

Interest and dividend receipts and interest payments for the years ended March 31, 2014, 2013 and 2012 were as follows:

	Thousands of Yen			Thousands of U.S. Dollars (Note 1)
	2014	2013	2012	2014
Interest and dividend receipts	¥39,136	¥43,608	¥44,744	$380
Interest payments	¥23,523	¥24,168	¥21,600	$228

Non-cash investing and financing activities were as follows:

	Thousands of Yen			Thousands of U.S. Dollars (Note 1)
	2014	2013	2012	2014
Acquisition of lease assets and obligations under finance leases	¥346,531	¥541,644	¥371,433	$3,364

See notes to consolidated financial statements.

AIM SERVICES Co., Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

1.    BASIS OF PRESENTING CONSOLIDATED FINANCIAL STATEMENTS
AIM SERVICES Co., Ltd. (the “Company”) mainly provides business dining services in Japan and is owned 50 percent by Mitsui & Co., Ltd. and 50 percent by Aramark Services Inc. and Aramark Japan Inc., which are subsidiaries of Aramark. ARAMARK Holding Corporation and ARAMARK Corporation were renamed to Aramark and Aramark Service Inc., respectively, on May 9, 2014.
The accompanying consolidated financial statements have been prepared in accordance with the provisions set forth in the Companies Act of Japan (the “Companies Act”) and in conformity with accounting principles generally accepted in Japan (“Japanese GAAP”). Japanese GAAP varies in certain significant respects from accounting principles generally accepted in the United States of America (“U.S. GAAP”). Information relating to the nature and effect of such differences is presented in Note 14 to the consolidated financial statements.
In preparing these consolidated financial statements, certain reclassifications and rearrangements, including additions of the consolidated statements of cash flows and footnote disclosures, have been made to the consolidated financial statements issued domestically in order to present them in a form which is more familiar to readers outside Japan. In addition, certain reclassifications have been made in the 2013 and 2012 consolidated financial statements to conform to the classifications used in 2014.
The consolidated financial statements are stated in Japanese yen, the currency of the country in which the Company is incorporated and operates. The translation of Japanese yen amounts into U.S. dollar amounts is included solely for the convenience of readers outside Japan and has been made at the rate of ¥103 to $1, the approximate rate of exchange at March 31, 2014. Such translation should not be construed as a representation that the Japanese yen amounts could be converted into U.S. dollars at that or any other rate.
2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.
Consolidation—The consolidated financial statements as of March 31, 2014 include the accounts of the Company and all 11 subsidiaries (together, the “Group”). Under the control concepts, those companies in which the Company, directly or indirectly, is able to exercise control over operations are fully consolidated.

An investment in an associated company (a company over which the Company has the ability to exercise significant influence) is accounted for by the equity method. Refer to Note 2.e.
The excess of the cost of an acquisition over the fair value of the net assets of the acquired subsidiaries at the date of acquisition is represented as “Goodwill” on the consolidated balance sheets and is being amortized on a straight-line basis over a period from 10 to 13 years.
Intercompany balances and transactions have been eliminated in consolidation. Unrealized profit included in assets resulting from transactions within the Group is eliminated.

b.
Cash and Cash Equivalents—Cash equivalents are short-term investments that are readily convertible into cash and that are exposed to insignificant risk of changes in value. Cash equivalents include time deposits which mature or become due within three months of the date of acquisition.

A deposit is a contract in which cash is trusted to the subsidiary of the Company’s shareholder. The cash can be readily withdrawn within a few days, however the Company does not have the intention to do so as the Company has sufficient working capital and does not need this deposit within a short period of time (i.e., three months). Based on this, the Company did not treat deposits as cash and cash equivalents.

c.
Inventories—Inventories are mainly stated at the latest purchase price which approximates the first-in, first-out cost method. In accordance with Accounting Standard Board of Japan (the “ASBJ”) Statement No. 9, “Accounting Standard for Measurement of Inventories,” inventories held for sale in the ordinary course of business are measured at the lower of cost or net selling value, which is defined as the selling price less additional estimated manufacturing costs and estimated direct selling expenses. The replacement cost may be used in place of the net selling value, if appropriate.

d.
Investment Securities—Investment securities are classified and accounted for, depending on management’s intent, as follows: (1) held-to-maturity debt securities, which are expected to be held to maturity with the positive intent and ability to hold to maturity, are reported at amortized cost and (2) available-for-sale securities, which are not classified as the aforementioned securities, are reported at fair value with unrealized gains and losses, net of applicable taxes, reported in a separate component of equity.

Declines in fair value of held-to-maturity and available-for-sale securities are analyzed to determine if the decline is temporary or “other than temporary.” When other than temporary declines occur, the investment is reduced to its fair value and the amount of the reduction is reported as a loss. Any subsequent increases in other than temporary declines in fair value will not be realized until the securities are sold.
Non-marketable available-for-sale securities are stated at cost determined by the moving-average cost method. For other than temporary declines in fair value, non-marketable available-for-sale securities are reduced to net realizable value by a charge to income.

e.
Investment in Associated Company—The Company uses the equity method of accounting for its investment in and earnings or losses of an associated company that the Company does not control but over which the Company does exert significant influence. Significant influence is generally deemed to exist if the Company has an ownership interest in the voting stock of an investee of between 20% and 50%. The Company determines whether a decline in fair value is other than temporary by considering various factors, such as historical financial data, product development activities and the overall health of the affiliate’s industry. If the Company considers any such decline to be other than temporary, then a write-down to the estimated fair value is recorded.

f.
Property, Plant and Equipment—Property, plant and equipment are stated at cost. Depreciation of property, plant and equipment of the Group is computed substantially by the declining-balance method at rates based on the estimated useful lives of the assets, while the straight-line method is applied to the buildings which were acquired after April 1, 1998. The range of useful lives is principally from 3 to 47 years for buildings and structures, from 2 to 10 years for machinery and equipment, from 5 to 20 years for furniture and fixtures, and 5 years for lease assets.

Amendments to the Corporate Tax Law in Japan have resulted in changes to the depreciation methods used for property, plant and equipment acquired since April 1, 2007. Prior to these amendments, the Group’s depreciation methods were based on a depreciation limit of 95% and a residual value of 5% of the acquisition price of an asset. This depreciation limit and residual value were removed and the full acquisition price can now be depreciated to the nominal value of ¥1 at the end of the asset’s useful life, either on a straight-line basis or on a declining-balance basis. The depreciation rates for both methods, set forth by the Corporate Tax Law, were also amended. Assets acquired on or after April 1, 2007 are depreciated according to the new depreciation methods while existing assets acquired on or before March 31, 2007 are depreciated based on the traditional methods with the depreciation limit written off equally over 5 years.
Effective April 1, 2012, as a result of the revision of the Corporate Tax Law in Japan, the Company and its consolidated subsidiaries changed their depreciation method for property, plant and equipment acquired on or after April 1, 2012 to the method stipulated under the revised corporate tax law. The effect of this change was immaterial.

g.
Software—Acquired computer software licenses are capitalized on the basis of the costs incurred to acquire and bring to use the specific software. Costs directly associated with identifiable and unique software products, which are likely to generate economic benefits exceeding costs beyond one year, are recognized as intangible assets. Software is carried at cost less accumulated amortization, which is calculated using the straight-line method over the estimated useful lives of 5 years.

h.
Impairment of Long-Lived Assets—The Group reviews its long-lived assets including goodwill for impairment whenever events or changes in circumstance indicate the carrying amount of an asset or asset group may not be recoverable. An impairment loss would be recognized if the carrying amount of an asset or asset group exceeds the sum of the undiscounted future cash flows expected to result from the continued use and eventual disposition of the asset or asset group. The impairment loss would be measured as the amount by which the carrying amount of the asset exceeds its recoverable amount, which is the higher of the discounted cash flows from the continued use and eventual disposition of the asset or the net selling price at disposition.

For the fiscal years ended March 31, 2014, 2013 and 2012, the Company wrote down the book value of its idle facilities amounting to ¥79,184 thousand ($769 thousand), ¥2,749 thousand and ¥14,614 thousand, respectively, as an impairment loss. The impairment loss for the fiscal year ended March 31, 2014 was due to the decline in market value of land.

i.	Golf Membership—Golf membership is stated at cost. For other than temporary declines in fair value, golf membership is reduced to net realizable value by a charge to income.

j.	Lease Deposits—Lease deposits are mainly related to the Group’s office spaces and are refundable at the termination of each lease contract.

k.
Insurance Deposits—Insurance deposits consist of life insurance policies for ex-directors for which the Company is the named beneficiary. Most of the insurance deposits are refundable. Gain on insurance claim of ¥124,029 thousand recorded in the consolidated statement of income for the year ended March 31, 2014 includes that related to the life insurance claim against the death of ex-director by ¥82,679 thousand.

l.
Retirement and Pension Plans—The Company and certain subsidiaries have defined benefit corporate pension plans covering substantially all of their regular employees. The Group accounts for the liability for retirement benefits based on projected benefit obligations and plan assets at the balance sheet date.

Retirement benefits to directors and corporate auditors are provided at the amount which would be required if all directors and corporate auditors retired at the balance sheet date.
In May 2012, the ASBJ issued ASBJ Statement No. 26, “Accounting Standard for Retirement Benefits” and ASBJ Guidance No. 25, “Guidance on Accounting Standard for Retirement Benefits”.
In accordance with the revised standard and the other related practical guidance, actuarial gains and losses and past service costs that are yet to be recognized in profit or loss are recognized within shareholders’ equity (accumulated other comprehensive income, hereinafter, “AOCI”), after adjusting for tax effects, and the difference between retirement benefit obligations and plan assets shall be recognized as a liability (liability for retirement benefits) or asset (asset for retirement benefits).
Moreover, actuarial gains and losses and past service costs that arose in the current period and yet to be recognized in profit or loss shall be included in AOCI and actuarial gains and losses and past service costs that were recognized in other comprehensive income, hereinafter ‘‘OCI’’, in prior periods and then recognized in profit or loss in the current period shall be treated as reclassification adjustments. No retrospective application of this accounting standard to consolidated financial statements in prior periods is required.
The Company adopted the revised standard during the year ended March 31, 2014. Compared with the previous fiscal year, the changes in standards related to the liability for retirement benefits had caused an increase in liability by ¥788,823 thousand ($7,658 thousand) and a decrease in AOCI by ¥508,744 thousand ($4,939 thousand) as of March 31, 2014.

m.
Leases—In March 2007, the ASBJ issued an Accounting Standard-ASBJ Statement No. 13, “Accounting Standard for Lease Transaction and its Implementation Guidance” and ASBJ Guidance No. 16, “Guidance on Accounting Standard for Lease Transactions.” The new standard and related implementation guidance eliminated a transitional rule where companies were allowed to account for finance leases that did not transfer ownership at the end of the lease term as operating leases and required the companies to recognize them as finance leases on their balance sheet.

In accordance with new accounting standard for lease, the Company capitalized all finance leases on its consolidated balance sheets and is depreciating the lease assets by the straight-line method over their respective lease terms. However, finance leases that do not transfer ownership and whose commencement day falls prior to April 1, 2008 continue to be accounted for as operating leases with required disclosure in the notes in accordance with an exceptional rule in the new accounting standard.

n.
Asset Retirement Obligations—ASBJ Statement No. 18, “Accounting Standard for Asset Retirement Obligations” and ASBJ Guidance No. 21, “Guidance on Accounting Standard for Asset Retirement Obligations” require companies to recognize asset retirement obligations as liabilities and the corresponding asset retirement costs as tangible fixed assets.

The Group leases several corporate and regional offices and has installed leasehold improvements, such as partitions, counters and phone systems, in these leased properties. Most lease agreements in Japan require the lessee to restore the leased property to its original condition, including removal of the leasehold improvements the lessee has installed when the lessee moves out of the leased property. As a result, the Group will incur certain future costs for the restorations that are required under the lease agreements.

o.
Financial Instruments—In accordance with ASBJ Statement No. 10, “Accounting Standard for Financial Instruments” and ASBJ Guidance No. 19, “Guidance on Disclosures about Fair Value of Financial Instruments”, the Group disclosed fair value information for items that meet the definition of financial instruments.

p.
Income Taxes—The Group adopted the accounting standard for interperiod allocation of income taxes based on the asset and liability method. Deferred income taxes are recorded to reflect the impact of operating loss carryforwards and temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. These deferred taxes are measured by applying currently enacted tax laws to the operating loss carryforwards and temporary differences. The Group determined the recoverability of deferred tax assets based on all future information currently available.

Amendments to the Japanese tax regulations were enacted into law on November 30, 2011. As a result of these amendments, the statutory income tax rate was reduced from approximately 40% to 38% effective from the fiscal year beginning April 1, 2012, and it was further planned to be reduced to approximately 35% effective from the fiscal year beginning April 1, 2015 and thereafter. However, the Japanese tax regulation was amended again on March 31, 2014 and it resulted in a statutory income tax rate for periods subsequent to March 31, 2014 to be approximately 35%. Consequently, the statutory income tax rate utilized for deferred tax assets and liabilities expected to be settled or realized in the period from April 1, 2012 to March 31, 2014 is approximately 38% and for periods subsequent to March 31, 2014 is approximately 35%. The adjustments to deferred tax assets and liabilities resulting from the reduction in the tax rate was an increase in income taxes of ¥122,349 thousand ($1,188 thousand) and ¥176,903 thousand, and have been reflected in income taxes in the consolidated statement of income for the year ended March 31, 2014 and 2012, respectively.

q.	Appropriations of Retained Earnings—Appropriations of retained earnings at each year-end are reflected in the consolidated financial statements in the year following shareholders’ approval.

r.
Per Share Information—Basic net income per share is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding for the period. Cash dividends per share presented in the accompanying consolidated statement of income are dividends applicable to the respective years including dividends to be paid after the end of the year.

s.
Revenue Recognition—Most of the operating businesses of the Group has contractual relationships with customers. In these businesses, revenue is recognized in the period in which the services are provided pursuant to the terms of the contracts. Revenue from dining, delivery food and beverage services is recognized upon delivery of food and beverage products.

t.
Other Income—Compensation for loss due to disaster of ¥41,542 thousand recorded in the consolidated statement of income for the year ended March 31, 2014 is compensation received from Tokyo Electronic Power Company, Incorporated (“TEPCO”) for lost earnings during the period of business suspension due to nuclear accident caused by TEPCO.

u.
Dividend Distribution—Dividend distribution to the Company's shareholders is recognized as a liability in the Group’s financial statements in the period in which the dividends are approved by the Company’s shareholders.

3.    INVESTMENT SECURITIES
Investment securities at March 31, 2014 and 2013, consisted of the following:

	Thousands of Yen		Thousands of U.S. Dollars
	2014	2013	2014
Non‑current-Investment securities:
Marketable equity securities	¥518,106	¥432,653	$5,030
Non‑marketable equity securities	323,645	323,645	3,142
Total	¥841,751	¥756,298	$8,172
Information regarding marketable equity securities classified as available-for-sale and held-to-maturity debt securities at March 31, 2014 and 2013, was as follows:

	Thousands of Yen
March 31, 2014	Cost	Unrealized Gains	Unrealized Losses	Fair Value
Available‑for‑sale marketable equity securities	¥253,959	¥268,578	¥4,429	¥518,106
March 31, 2013
Available‑for‑sale marketable equity securities	¥249,142	¥193,616	¥10,105	¥432,653

	Thousands of U.S. Dollars
March 31, 2014	Cost	Unrealized Gains	Unrealized Losses	Fair Value
Available‑for‑sale marketable equity securities	$2,466	$2,608	$44	$5,030

Carrying amounts of available-for-sale securities whose fair value is not readily determinable as of March 31, 2014 and 2013 were as follows:

	Thousands of Yen		Thousands of U.S. Dollars
	2014	2013	2014
Available‑for‑sale-Non‑marketable equity securities	¥323,645	¥323,645	$3,142
4.    INVENTORIES
Inventories at March 31, 2014 and 2013, consisted of the following:

	Thousands of Yen		Thousands of U.S. Dollars
	2014	2013	2014
Merchandise	¥511,842	¥498,042	$4,969
Raw materials	1,140,494	1,037,374	11,073
Supplies	254,923	227,385	2,475
Total	¥1,907,259	¥1,762,801	$18,517
5.    LIABILITY FOR EMPLOYEES’ RETIREMENT BENEFITS
The Company and certain subsidiaries have defined benefit corporate pension plans for employees.
Under most circumstances, employees terminating their employment are entitled to retirement benefits determined based on the rate of pay at the time of termination, years of service and certain other factors. Such retirement benefits are made in the form of a lump-sum severance payment from the Company or from certain subsidiaries and annuity payments from a trustee. Employees are entitled to larger payments if the termination is involuntary, by retirement at the mandatory retirement age, or by death.
The liability for employees’ retirement benefits at March 31, 2014 and 2013, consisted of the following:

	Thousands of Yen		Thousands of U.S. Dollars
	2014	2013	2014
Projected benefit obligation	¥9,722,444	¥9,250,237	$94,393
Fair value of plan assets	(8,028,910)	(7,198,328)	(77,951)
Unrecognized actuarial loss (*)	—	(1,082,833)	—
Net amount on the consolidated balance sheets	1,693,534	969,076	16,442
Prepaid pension costs (included in other assets)	(90,894)	(140,439)	(883)
Employees’ retirement benefits	¥1,784,428	¥1,109,515	$17,325
(*) As discussed in note 2.l, the Company adopted the revised standards for retirement benefits for the year ended March 31, 2014, which resulted in the recognition of unrecognized actuarial gain or loss on the consolidated balance sheet as of March 31, 2014.
The components of net periodic benefit costs are as follows:

	Thousands of Yen			Thousands of U.S. Dollars
	2014	2013	2012	2014
Service cost	¥604,045	¥590,253	¥544,854	$5,865
Interest cost	92,957	90,884	153,935	902
Expected return on plan assets	(143,967)	(124,615)	(114,443)	(1,398)
Recognized actuarial loss	167,463	264,415	166,003	1,626
Net periodic benefit costs	¥720,498	¥820,937	¥750,349	$6,995

Assumptions used for the years ended March 31, 2014, 2013 and 2012, are set forth as follows:

	2014	2013	2012
Discount rate	From 0.7% to 1.1%	From 0.7% to 1.1%	From 0.7% to 1.1%
Expected rate of return on plan assets	2.0%	2.0%	2.0%
Recognition period of actuarial gain/loss	From 5 to 12 years	From 5 to 12 years	From 5 to 12 years
6.    EQUITY
The significant provisions in the Companies Act that affect financial and accounting matters are summarized below:

a.	Dividends
Under the Companies Act, companies can pay dividends at any time during the fiscal year in addition to the year-end dividend upon resolution at the shareholders’ meeting. If companies meet certain criteria such as (1) having a Board of Directors, (2) having independent auditors, and (3) the term of service of the directors is prescribed as one year rather than two years of normal term by its articles of incorporation, the Board of Directors may declare dividends (except for dividends in-kind) at any time during the fiscal year if the company has prescribed so in its articles of incorporation. The Company meets the above criteria.
The Companies Act permits companies to distribute dividends-in-kind (non-cash assets) to shareholders subject to a certain limitation and additional requirements.
Semiannual interim dividends may also be paid once a year upon resolution by the Board of Directors if the articles of incorporation of the company so stipulate. The Companies Act provides certain limitations on the amounts available for dividends or the purchase of treasury stock. The limitation is defined as the amount available for distribution to the shareholders, but the amount of net assets after dividends must be maintained at no less than ¥3,000 thousand.

b.	Increases/Decreases and Transfer of Common Stock, Reserve and Surplus
The Companies Act requires that an amount equal to 10% of dividends must be appropriated as a legal reserve (a component of retained earnings) or as additional paid-in capital (a component of capital surplus) depending on the equity account charged upon the payment of such dividends until the total of the aggregate amount of legal reserve and additional paid-in capital equals 25% of the common stock. Under the Companies Act, the total amount of additional paid-in capital and legal reserve may be reversed without limitation. The Companies Act also provides that common stock, legal reserve, additional paid-in capital, other capital surplus and retained earnings can be transferred among the accounts under certain conditions upon resolution of the shareholders.

c.	Treasury Stock and Treasury Stock Acquisition Rights
The Companies Act also allows for companies to purchase treasury stock and dispose of such treasury stock by resolution of the Board of Directors. The amount of treasury stock purchased cannot exceed the amount available for distribution to the shareholders which is determined by a specific formula. Under the Companies Act, stock acquisition rights, which were previously presented as a liability, are now presented as a separate component of equity. The Companies Act also provides that companies can purchase both treasury stock acquisition rights and treasury stock. Such treasury stock acquisition rights are presented as a separate component of equity or deducted directly from stock acquisition rights.
Class shares subject to call option included a call option which allowed the Company, at its option, to exchange all of the class shares subject to call option for new common shares at an exchange ratio of 20,000 class shares to 1 new common share. On November 1, 2007, the Company exercised its call options and exchanged all of its issued class shares for new shares of common stock. Class A shares are the shares without the right for the distribution of residual property.

7.    INCOME TAXES
The tax effects of temporary differences which resulted in deferred tax assets at March 31, 2014 and 2013, are as follows:

	Thousands of Yen		Thousands of U.S. Dollars
	2014	2013	2014
Current:
Deferred tax assets:
Accrued bonuses to employees	¥1,404,943	¥1,363,008	$13,640
Accrued enterprise taxes	111,312	114,388	1,081
Accrued social insurance contributions by employer	248,779	214,909	2,415
Accrued business office taxes	15,881	16,343	154
Accrued rent	26,336	54,203	256
Tax loss carry forward	17,345	—	168
Other	42,612	51,706	414
Total	1,867,208	1,814,557	18,128
Net deferred tax assets	¥1,867,208	¥1,814,557	$18,128

Non‑current:
Deferred tax assets:
Employees’ retirement benefits	¥628,643	¥392,198	$6,103
Retirement benefits for directors and corporate auditors	21,682	22,429	211
Impairment loss on investment securities	39,462	43,841	383
Impairment loss on golf membership	11,110	11,110	108
Impairment loss on long‑lived assets	87,940	61,495	854
Allowance for doubtful accounts	20,061	24,120	195
Asset retirement obligations	29,096	24,085	282
Tax loss carry forward	10,706		104
Other	31,781	33,251	308
Less valuation allowance	(95,902)	(68,655)	(931)
Total	784,579	543,874	7,617
Deferred tax liabilities-net unrealized gain on available‑for‑sale securities	92,725	64,374	900
Total	92,725	64,374	900
Net deferred tax assets	¥691,854	¥479,500	$6,717
A reconciliation between the normal effective statutory tax rate and the actual effective tax rate reflected in the accompanying consolidated statements of income for the years ended March 31, 2014, 2013 and 2012, is as follows:

	2014	2013	2012
Normal effective statutory tax rate	38%	38%	40%
Expenses not deductible for income tax purposes	1	1	1
Non-deductible per capita levy of local taxes	6	6	5
Non-deductible amortization of goodwill	1	2	2
Effect of amendments to the Japanese tax regulations	2	—	3
Other-net	2	1	—
Actual effective tax rate	50%	48%	51%
As discussed in Note 2.p, as a result of amendment of the Japanese tax regulations on November 30, 2011, the tax rate applied to the Company was reduced approximately from 40% to 38% effective from the year beginning April 1, 2012, and it was further planned to be reduced to approximately 35% effective from the fiscal year beginning April 1, 2015 and thereafter. However, the Japanese tax regulation was amended again on March 31, 2014 and it resulted in the statutory income tax rate for periods subsequent to March 31, 2014 to be approximately 35%. The effect of adjustments to deferred assets and liabilities resulting from the reduction in the tax rate was an increase in income taxes of ¥122,349 thousand ($1,188 thousand) and ¥176,903 thousand, and have been reflected in income taxes in the consolidate statement of income for the year ended March 31, 2014 and 2012, respectively.
8.    LEASES
The Group leases certain machinery, dining support service related equipment, office space and other assets.
Rent expenses for operating leases for the years ended March 31, 2014, 2013 and 2012 amounted to ¥1,321,303 thousand ($12,828 thousand), ¥1,295,970 thousand and ¥1,207,902 thousand, respectively.
Obligations under finance leases and future minimum payments under noncancelable operating leases were as follows:

	Thousands of Yen		Thousands of U.S. Dollars
	2014		2014
	Finance Leases	Operating Leases	Finance Leases	Operating Leases
Due within one year	¥368,746	¥97,643	$3,580	$948
Due after one year	699,597	186,259	6,792	1,808
Total	¥1,068,343	¥283,902	$10,372	$2,756
As discussed in Note 2.m, the Company accounts for leases which existed at the transition date of the new accounting standards on April 1, 2008 and do not transfer ownership of the leased property to the lessee as operating lease transactions.
As of March 31, 2013 and 2014, such leases no longer existed due to expiration or cancellation. Lease payments under such leases for the years ended March 31, 2013 and 2012 were ¥30,952 thousand and ¥132,016 thousand, respectively and there were no lease payments for the years ended March 31, 2014.
Pro forma information of such leased property existing at the transition date on an “as if capitalized” basis for the year ended March 31, 2012 was as follows:

	Thousands of Yen
	2012
	Machinery and Equipment	Furniture and Fixtures	Software
Acquisition cost	¥3,945	¥332,194	¥336,139
Accumulated depreciation	(3,737)	(300,178)	(303,915)
Net leased asset	¥208	¥32,016	¥32,224
Depreciation expense and interest expense as if capitalized:

	Thousands of Yen
	2013	2012
Depreciation expense	¥28,981	¥124,449
Interest expense	360	2,299
Total	¥29,341	¥126,748
Depreciation expense and interest expense, which are not reflected in the accompanying consolidated statements of income, are computed by the straight-line method and the interest method, respectively.
9.    ASSET RETIREMENT OBLIGATIONS
The Company recognizes asset retirement obligations for its headquarters and some regional offices on the basis of lease agreements. To estimate asset retirement obligations, the Company uses the estimated useful lives for periods ranging from 5 to 29 years and discount rates ranging from 0.326% to 2.130%.
For the year ended March 31, 2013, the Company added ¥9,577 thousand to the balance of asset retirement cost because it has become clear that retirement cost for some assets will be more than the estimation previously calculated.

The following represent the changes in asset retirement obligations for the years ended March 31, 2014 and 2013:

	Thousands of Yen		Thousands of U.S. Dollars
	2014	2013	2014
Asset retirement obligations at beginning of year	¥145,823	¥131,213	$1,416
Additions to asset retirement obligations	9,366	3,904	91
Accretion of discount	2,360	2,368	23
Liabilities settled during the year	—	(1,239)	—
Revision to estimate	—	9,577	—
Asset retirement obligations at end of year	¥157,549	¥145,823	$1,530

1.	FINANCIAL INSTRUMENTS
(1) Financial Instruments
The Company obtains operating funds through loans from financial institutions such as banks, and excess funds are invested only in short-term deposit with banks and deposited with subsidiaries of shareholders. Interest rates for the loans are determined based on discussion with the financial institutions considering the current short-term money market.
Credit risks for notes receivable and accounts receivable are managed based on internal risk management policy.
The Company’s investment securities mainly consist of equity securities. For listed shares, the Company reviews their fair value on a quarterly basis.
(2) Fair Value of Financial Instruments
The carrying amounts of financial instruments recorded in the Company’s consolidated balance sheets and their estimated fair values as of March 31, 2014 and 2013, are as follows:

	Thousands of Yen				Thousands of U.S. Dollars
	2014		2013		2014
	Carrying Amount (*)	Fair Value (*)	Carrying Amount (*)	Fair Value (*)	Carrying Amount (*)	Fair Value (*)
Cash and cash equivalents	¥7,090,200	¥7,090,200	¥7,709,209	¥7,709,209	$68,837	$68,837
Notes receivable and accounts receivable	14,436,429	14,436,429	14,294,595	14,294,595	140,160	140,160
Deposit	5,250,000	5,250,000	3,500,000	3,500,000	50,971	50,971
Bank deposit with maturity term over three months	100,000	100,000			971	971
Investment securities- Available-for-sale marketable equity securities	518,106	518,106	432,653	432,653	5,030	5,030
Notes payable and accounts payable	(8,589,078)	(8,589,078)	(8,270,963)	(8,270,963)	(83,389)	(83,389)
(*) ()indicates liability account.
In accordance with the requirement of ASBJ Statement No. 10, “Accounting Standard for Financial Instruments,” the Company has provided the above fair value estimates and the following information about valuation methodologies.
Cash and cash equivalents
Due to nature of cash and cash equivalents, the fair value approximates the carrying value.
Notes receivable and accounts receivable
As these are settled in a short-term period, the fair value approximates the carrying value.
Deposit
As these are settled in a short-term period, the fair value approximates the carrying value.
Bank deposit with maturity term over three months
As these are settled in a short-term period, the fair value approximates the carrying value.
Investment securities
Equity securities are valued using quoted market prices.

Notes payable and accounts payable
As these are settled in a short-term period, the fair value approximates the carrying value.
Because unlisted shares do not have market price and future cash flows are not estimable, it was determined that obtaining fair value information for non-marketable equity securities was not practicable. Thus, unlisted shares, whose carrying amount as of March 31, 2014 and 2013 were ¥1,324,942 thousand ($12,864 thousand) and ¥1,234,022 thousand, respectively, are not included in “Investment securities-Available-for-sale marketable equity securities” in the list above.
11.    SEGMENT INFORMATION
Information about industry segments of the Group for the years ended March 31, 2014, 2013 and 2012, is set forth below.
Industry Segments

a.	Sales and Operating Income

	Thousands of Yen
	2014
	Food Business	Office Coffee and Tea Services	Other Services	Total	Eliminations/ Corporate	Consolidated
Sales to customers	¥148,902,884	¥6,760,543	¥337,663	¥156,001,090	¥—	¥156,001,090
Intersegment sales	2,110,695	1,411,913	284,252	3,806,860	(3,806,860)	—
Total sales	151,013,579	8,172,456	621,915	159,807,950	(3,806,860)	156,001,090
Operating expenses	143,222,817	7,988,166	656,373	151,867,356	(1,204,228)	150,663,128
Operating income (loss)	¥7,790,762	¥184,290	¥(34,458)	¥7,940,594	¥(2,602,632)	¥5,337,962

b.	Total Assets, Depreciation, Capital Expenditures and Information about Goodwill

	Thousands of Yen
	2014
	Food Business	Office Coffee and Tea Services	Other Services	Total	Eliminations/ Corporate	Consolidated
Total assets	¥28,488,355	¥2,874,588	¥38,543	¥31,401,486	¥8,035,221	¥39,436,707
Depreciation and other	424,333	245,826	448	670,607	242,980	913,587
Capital expenditures (*)	352,851	336,558	—	689,409	191,387	880,796
Goodwill:
Unamortized balance	537,154	397,141	—	934,295	—	934,295
Amortization	119,368	198,570	—	317,938	—	317,938

a.	Sales and Operating Income

	Thousands of U.S. Dollars
	2014
	Food Business	Office Coffee and Tea Services	Other Services	Total	Eliminations/ Corporate	Consolidated
Sales to customers	$1,445,659	$65,636	$3,279	$1,514,574	$—	$1,514,574
Intersegment sales	20,492	13,708	2,760	36,960	(36,960)	—
Total sales	1,466,151	79,344	6,039	1,551,534	(36,960)	1,514,574
Operating expenses	1,390,513	77,555	6,373	1,474,441	(11,692)	1,462,749
Operating income (loss)	$75,638	$1,789	$(334)	$77,093	$(25,268)	$51,825

b.	Total Assets, Depreciation, Capital Expenditures and Information about Goodwill

	Thousands of U.S. Dollars
	2014
	Food Business	Office Coffee and Tea Services	Other Services	Total	Eliminations/ Corporate	Consolidated
Total assets	$276,586	$27,909	$374	$304,869	$78,012	$382,881
Depreciation and other	4,120	2,387	4	6,511	2,359	8,870
Capital expenditures (*)	3,425	3,268	—	6,693	1,858	8,551
Goodwill:
Unamortized balance	5,215	3,856	—	9,071	—	9,071
Amortization	1,159	1,928	—	3,087	—	3,087

a.	Sales and Operating Income

	Thousands of Yen
	2013
	Food Business	Office Coffee and Tea Services	Other Services	Total	Eliminations/ Corporate	Consolidated
Sales to customers	¥144,335,546	¥6,503,205	¥286,826	¥151,125,577	¥—	¥151,125,577
Intersegment sales	2,032,169	1,356,948	272,106	3,661,223	(3,661,223)	—
Total sales	146,367,715	7,860,153	558,932	154,786,800	(3,661,223)	151,125,577
Operating expenses	138,497,390	7,736,571	621,821	146,855,782	(1,187,042)	145,668,740
Operating income (loss)	¥7,870,325	¥123,582	¥(62,889)	¥7,931,018	¥(2,474,181)	¥5,456,837

b.	Total Assets, Depreciation, Capital Expenditures and Information about Goodwill

	Thousands of Yen
	2013
	Food Business	Office Coffee and Tea Services	Other Services	Total	Eliminations/ Corporate	Consolidated
Total assets	¥28,308,623	¥2,930,439	¥38,242	¥31,277,304	¥6,445,212	¥37,722,516
Depreciation and other	412,729	207,923	448	621,100	195,740	816,840
Capital expenditures (*)	657,684	285,038		942,722	345,938	1,288,660
Goodwill:
Unamortized balance	656,522	595,711		1,252,233		1,252,233
Amortization	119,368	198,570		317,938		317,938

a.	Sales and Operating Income

	Thousands of Yen
	2012
	Food Business	Office Coffee and Tea Services	Other Services	Total	Eliminations/ Corporate	Consolidated
Sales to customers	¥140,895,794	¥6,529,919	¥182,326	¥147,608,039	¥—	¥147,608,039
Intersegment sales	2,027,093	1,331,024	267,648	3,625,765	(3,625,765)	—
Total sales	142,922,887	7,860,943	449,974	151,233,804	(3,625,765)	147,608,039
Operating expenses	134,730,976	7,885,922	511,873	143,128,771	(1,344,732)	141,784,039
Operating income (loss)	¥8,191,911	¥(24,979)	¥(61,899)	¥8,105,033	¥(2,281,033)	¥5,824,000

b.	Total Assets, Depreciation, Capital Expenditures and Information about Goodwill

	Thousands of Yen
	2012
	Food Business	Office Coffee and Tea Services	Other Services	Total	Eliminations/ Corporate	Consolidated
Total assets	¥28,135,318	¥3,111,591	¥41,890	¥31,288,799	¥9,227,202	¥40,516,001
Depreciation and other	391,714	157,196	505	549,415	189,080	738,495
Capital expenditures (*)	407,875	290,053	872	698,800	258,009	956,809
Goodwill:
Unamortized balance	775,889	794,282	—	1,570,171	—	1,570,171
Amortization	119,368	198,570	—	317,938	—	317,938
(*) Capital expenditures include the amounts of lease assets acquired during the period.
The Company has no branch offices or subsidiaries in foreign countries, therefore geographic segment information has not been disclosed. Also, sales to foreign customers have not been presented because neither the Company nor its subsidiaries recorded foreign sales for the years ended March 31, 2014, 2013 and 2012.
12.    RELATED PARTY TRANSACTIONS
Transactions between the Company and subsidiaries of shareholders and other related parties for the years ended March 31, 2014, 2013 and 2012, were as follows:

	Thousands of Yen			Thousands of U.S. Dollars
	2014	2013	2012	2014
Tax accountant fee to corporate auditors	¥2,588	¥2,357	¥2,014	$25
Purchase transactions with subsidiaries of shareholders during the year	12,038,768	11,366,274	10,688,971	116,881
Deposit made to a subsidiary of a shareholder during the year (*)	4,617,808	5,679,641	4,892,076	44,833
(*) Deposit made to subsidiaries of shareholders generally has terms of less than one month. The amounts in the table represent the average balances of the deposits during the year.
The balances due to or from these subsidiaries of shareholders at March 31, 2014 and 2013, were as follows:

	Thousands of Yen		Thousands of U.S. Dollars
	2014	2013	2014
Deposits to subsidiaries of shareholders	¥5,250,000	¥3,500,000	$50,971
Accounts payable to subsidiaries of shareholders	2,008,091	2,004,693	19,496

13.    SUBSEQUENT EVENT
On June 18, 2014, the shareholders of the Company approved payments of cash dividends to the shareholders of record on March 31, 2014 of ¥1,061 thousand ($10 thousand) per share or a total of ¥578,794 thousand ($5,619 thousand) at the Company’s ordinary general meeting of shareholders.

14.    RECONCILIATION TO U.S. GAAP
The consolidated financial statements of the Group are prepared in accordance with Japanese GAAP, which varies in certain respects from U.S. GAAP. The following are reconciliations of equity and net income of the Group applying U.S. GAAP instead of Japanese GAAP.
The Group’s equity as of March 31, 2014 and 2013, is reconciled as follows:

	Thousands of Yen		Thousands of U.S. Dollars
	2014	2013	2014
Equity in accordance with Japanese GAAP	¥13,599,281	¥12,652,584	$132,032
Differences arising from different accounting for:
a. Goodwill, intangible assets and other business combination related adjustments	6,902,307	6,998,290	67,013
b. Accrued vacation	(2,482,973)	(2,399,827)	(24,106)
c. Employees’ retirement benefits	(720,006)	(1,408,285)	(6,990)
d. Capital leases	(12,207)	(12,745)	(119)
e. Tax effect of adjustments	(175,267)	(50,481)	(1,702)
Total	3,511,854	3,126,952	34,096
Equity in accordance with U.S. GAAP	¥17,111,135	¥15,779,536	$166,128
The Group’s net income for the years ended March 31, 2014, 2013 and 2012, is reconciled as follows:

	Thousands of Yen			Thousands of U.S. Dollars
	2,014	2,013	2,012	2014
Net income in accordance with Japanese GAAP	¥2,787,098	¥2,893,556	¥2,926,641	$27,060
Differences arising from different accounting for:
a. Goodwill, intangible assets and other business combination related adjustments	(95,983)	(289,983)	(95,983)	(932)
b. Accrued vacation	(83,147)	(88,027)	(45,588)	(808)
c. Employees’ retirement benefits	144,681	99,262	36,265	1,405
d. Capital leases	538	3,707	(2,944)	5
e. Tax effect of adjustments	67,703	143,326	226,435	657
Total	33,792	(131,715)	118,185	327
Net income in accordance with U.S. GAAP	¥2,820,890	¥2,761,841	¥3,044,826	$27,387
ASC 220, “Comprehensive Income,” establishes rules for the reporting of comprehensive income and its components. The following table summarizes the components of comprehensive income under U.S. GAAP for the years ended March 31, 2014, 2013 and 2012:

	Thousands of Yen			Thousands of U.S. Dollars
	2014			2014
	Gain (loss) before income tax expense	Income tax (expense) benefit	Gain (loss) after income tax expense	Gain (loss) before income tax expense	Income tax (expense) benefit	Gain (loss) after income tax expense
Net income	¥—	¥—	¥2,820,890	$—	$—	$27,387
Other comprehensive income:	—	—	—
Unrealized gain on available-for-sale securities	80,586	(28,351)	52,235	782	(275)	507
Total	80,586	(28,351)	52,235	782	(275)	507
Loss associated with employees’ retirement benefits	(251,644)	89,863	(161,781)	(2,443)	872	(1,570)
Reclassification adjustments for gain included in net income	6,420	(2,274)	4,146	62	(22)	40
Total	(245,224)	87,589	(157,635)	(2,381)	850	(1,530)
Other comprehensive loss	(164,638)	59,238	(105,400)	(1,599)	575	(1,023)
Comprehensive income			¥2,715,490			$26,364

	Thousands of Yen
	2013
	Gain (loss) before income tax expense	Income tax (expense) benefit	Gain (loss) after income tax expense
Net income	¥—	¥—	¥2,761,841
Other comprehensive income:
Unrealized gain on available-for-sale securities	102,240	(33,376)	68,864
Total	102,240	(33,376)	68,864
Gain associated with employees’ retirement benefits	644,294	(228,389)	415,905
Reclassification adjustments for gain included in net income	71,957	(25,458)	46,499
Total	716,251	(253,847)	462,404
Other comprehensive income	818,491	(287,223)	531,268
Comprehensive income			¥3,293,109

	Thousands of Yen
	2012
	Gain (loss) before income tax expense	Income tax (expense) benefit	Gain (loss) after income tax expense
Net income	¥—	¥—	¥3,044,826
Other comprehensive income:
Unrealized loss on available-for-sale securities	(10,237)	8,781	(1,456)
Reclassification adjustments for gain included in net income	9,696	(3,434)	6,262
Total	(541)	5,347	4,806
Loss associated with employees’ retirement benefits	(423,086)	167,941	(255,145)
Reclassification adjustments for gain included in net income	49,835	(17,073)	32,762
Total	(373,251)	150,868	(222,383)
Other comprehensive loss	(373,792)	156,215	(217,577)
Comprehensive income			¥2,827,249

The analysis of changes in equity under U.S. GAAP is as follows:

	Thousands of Yen			Thousands of U.S. Dollars
	2014	2013	2012	2014
Equity at beginning of year	¥15,779,536	¥17,953,299	¥16,837,910	$153,200
Total comprehensive income (net of tax)	2,715,490	3,293,109	2,827,249	26,364
Cash dividends	(1,383,891)	(5,466,872)	(1,711,860)	(13,436)
Equity at end of year	¥17,111,135	¥15,779,536	¥17,953,299	$166,128
The following is a summary of the significant adjustments made to equity and net income to reconcile the Japanese GAAP results with U.S. GAAP. The paragraphs below refer to the corresponding items set forth above.
a. Business Combinations
Under Japanese GAAP, the Business Accounting Council issued a Statement of Opinion, “Accounting for Business Combinations” in October 2003 which was effective for fiscal years beginning on or after April 1, 2006. Before this statement, there was no specific accounting standard addressing accounting for business combinations; therefore, companies followed common business practices dictated by the Commercial Code of Japan (the “Code”), currently the Code of the Companies Act.
Under the purchase method, which isgenerally applied by Japanese companies, goodwill is measured as the excess of purchase price over the carrying values of the individual assets acquired and liabilities assumed at the acquisition date. Subsequently, the goodwill is amortized on a straight-line basis over a number of years that may vary, depending on the nature of the acquired business.
Under U.S. GAAP, all business combinations (excluding combinations of entities under common control) are accounted for using the acquisition method as defined in ASC 805, “Business Combinations.” ASC 805 requires that the net assets, tangible and identifiable intangible assets less liabilities of the acquired company be recorded at fair value, with the excess of the cost of an acquired company over the fair value of the acquired net assets recorded as goodwill. Also, after the adoption of ASC 350, “Intangibles-Goodwill and Other,” goodwill and recognized indefinite-lived intangible assets in a business combination are not amortized, but are tested for impairment at least annually, as well as on an interim basis if events or changes in circumstances indicate that the goodwill or indefinite-lived intangible assets might be impaired. Separate intangible assets that are not deemed to have an indefinite life are amortized over their expected economic life and also tested for impairment.
In 2000, the Company purchased 100% of the outstanding common stock of KK Kizembo (“Kizembo”). In December 2005, the Company purchased 100% of the common stock of Yamato Corporation (“Yamato”). In July 2002, the Company purchased 100% of the common stock of Atlas Co. (“Atlas”) which owned 52.8% of the common stock of Mefos Co. (“Mefos”); subsequently, Atlas acquired the remaining 47.2% of common stock of Mefos in a series of step acquisitions that concluded in December 2005.
In March 2006, the Company and Atlas merged, with the Company as the surviving entity. As a result of the merger, the Company directly held 100% of the common stock of Mefos. Under Japanese GAAP, and in line with the Code, the Company consolidated the net carrying amount of the assets and liabilities of Mefos and wrote off the unamortized amount of goodwill related to the previous acquisition of Atlas and its subsidiary, Mefos.
Under U.S. GAAP, the March 2006 merger between the Company and Atlas was accounted for as a transfer of net assets or equity interests between entities under common control. Such transfer is accounted for by the receiving entity (the Company) at the carrying amounts, including goodwill in the accounts of the transferring entity (Atlas) at the date of the transfer. Consequently, the one-time accelerated goodwill amortization charge is reversed for U.S. GAAP reporting purposes.
On November 1, 2007, the Company completed its merger with Yamato, a wholly owned subsidiary. On April 1, 2008, the Company also completed its merger with its wholly owned subsidiaries, Kizembo and AIM Dining Support Co., Ltd. All assets and liabilities of these entities were transferred to the Company at the appropriate carrying amount and there is no impact on the Company’s consolidated financial statements or the reconciliation to U.S. GAAP.

Goodwill:
The following table presents the carrying amount of goodwill under Japanese GAAP and U.S. GAAP as of March 31, 2014 and 2013:

	Thousands of Yen					Thousands of U.S. Dollars
	2014					2014
	Japanese GAAP			U.S. GAAP		Japanese GAAP			U.S. GAAP
Acquired Company	Carrying Amount	Accumulated Amortization	Net Carrying Amount	Carrying Amount, Net of Impairment	Goodwill Related Reconciliation Item	Carrying Amount	Accumulated Amortization	Net Carrying Amount	Carrying Amount, Net of Impairment	Goodwill Related Reconciliation Item
Kizembo	¥482,935	¥(482,935)	¥—	¥332,018	¥332,018	$4,689	$(4,689)	$—	$3,223	$3,223
Mefos	6,175,740	(5,638,587)	537,153	1,875,532	1,338,379	59,959	(54,744)	5,215	18,209	12,994
Yamato	2,982,465	(2,585,323)	397,142	1,918,419	1,521,277	28,955	(25,099)	3,856	18,626	14,770
Total	¥9,641,140	¥(8,706,845)	¥934,295	¥4,125,969	¥3,191,674	$93,603	$(84,532)	$9,071	$40,058	$30,987

	Thousands of Yen
	2013
	Japanese GAAP			U.S. GAAP
Acquired Company	Carrying Amount	Accumulated Amortization	Net Carrying Amount	Carrying Amount, Net of Impairment	Goodwill Related Reconciliation Item
Kizembo	¥482,935	¥(482,935)		¥332,018	¥332,018
Mefos	6,175,740	(5,519,219)	656,521	1,875,532	1,219,011
Yamato	2,982,465	(2,386,753)	595,712	1,918,419	1,322,707
Total	¥9,641,140	¥(8,388,907)	¥1,252,233	¥4,125,969	¥2,873,736
Under Japanese GAAP, goodwill is amortized on a straight-line basis over a period from 10 to 13 years as described in note 2.a., including an accelerated amortization for Atlas in the year ended March 31, 2006, which are reversed under U.S. GAAP.
For U.S. GAAP reporting purposes, the Company recognized goodwill impairment loss of ¥194,000 thousand ($2,063 thousand) for the year ended March 31, 2013 in connection with goodwill of Yamato, which represents the office coffee and tea services (the “OCS”) business reporting unit. Goodwill was impaired primarily due to reduced profitability of the OCS business reporting unit resulting from macro and micro economic factors surrounding the OCS business reporting unit.
The amount of the impairment was determined based on the estimated fair value of the OCS business reporting unit using a discounted cash flow model as compared to the carrying amount of the OCS business reporting unit, including goodwill.
For the years ended March 31, 2014, 2013 and 2012, the net income reconciliation item related to goodwill represents the reversal of the goodwill amortization charge amounting to ¥317,938 thousand ($3,087 thousand), ¥317,938 thousand and ¥317,938 thousand, respectively, recorded under Japanese GAAP and the recognition of goodwill impairment loss under U.S.GAAP as referred above.

Under Japanese GAAP, the estimated aggregate amortization expense for goodwill for the next five years is as follows:

Year Ending March 31	Thousands of Yen	Thousands of U.S. Dollars
2015	¥317,938	$3,087
2016	317,938	3,087
2017	119,368	1,159
2018	119,368	1,159
2019	59,684	579
Adjustment to intangible assets:
Under Japanese GAAP, the Company did not recognize identifiable intangible assets, other than goodwill, as part of purchase price allocation in a business combination.
In connection with the above-mentioned acquisitions, under U.S. GAAP, the Company recognized identifiable intangible assets and is amortizing those over the expected economic life of each intangible asset. The table below presents the gross carrying amount, accumulated amortization and net carrying amount, in total and by major class of intangible assets acquired in the above-mentioned business combinations as of March 31, 2014 and 2013:

	Thousands of Yen						Thousands of U.S. Dollars
	2014			2013			2014
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer contracts	¥7,366,836	¥(3,993,503)	¥3,373,333	¥7,366,836	¥(3,579,582)	¥3,787,254	$71,523	$(38,772)	$32,751
Trademarks	361,723	—	361,723	361,723	—	361,723	3,512	—	3,512
Total	¥7,728,559	¥(3,993,503)	¥3,735,056	¥7,728,559	¥(3,579,582)	¥4,148,977	$75,035	$(38,772)	$36,263
For the years ended March 31, 2014, 2013 and 2012, the net income reconciliation item related to intangible assets represents the intangible assets amortization charge recognized under U.S. GAAP amounting to ¥413,921 thousand ($4,019 thousand), ¥413,921 thousand and ¥413,921 thousand, respectively.
Customer contracts are being amortized on a straight-line basis over periods of 14 to 20 years. Trademarks are not amortized but are tested for impairment at least annually, as well as on an interim basis if events or changes in the circumstances indicate that the trademarks might be impaired.
Under U.S. GAAP, the estimated aggregate amortization expense for intangible assets acquired for the next five years is as follows:

Year Ending March 31	Thousands of Yen	Thousands of U.S. Dollars
2015	¥413,921	$4,019
2016	413,921	4,019
2017	413,921	4,019
2018	413,921	4,019
2019	413,921	4,019

Other adjustment in connection with business combinations:
The following table represents an other adjustment in connection with the Yamato business combination as described above as of March 31, 2014 and 2013:

	Thousands of Yen		Thousands of U.S. Dollars
	As of March 31, 2014	As of March 31, 2013	As of March 31, 2014
Land	¥(24,423)	¥(24,423)	$(237)
Business combinations adjustments summary:
The following table summarizes the U.S. GAAP adjustments related to the above-mentioned business combinations:

	Thousands of Yen						Thousands of U.S. Dollars
	2014		2013		2012		2014
	As of March 31, 2014	Year Ended March 31, 2014	As of March 31, 2013	Year Ended March 31, 2013	As of March 31, 2012	Year Ended March 31, 2012	As of March 31, 2014	Year Ended March 31, 2014
Goodwill	¥3,191,674	¥317,938	¥2,873,736	¥123,938	¥2,749,798	¥317,938	$30,987	$3,087
Intangible assets	3,735,056	(413,921)	4,148,977	(413,921)	4,562,898	(413,921)	36,263	(4,019)
Land	(24,423)	—	(24,423)	—	(24,423)	—	(237)	—
Total	¥6,902,307	¥(95,983)	¥6,998,290	¥(289,983)	¥7,288,273	¥(95,983)	$67,013	$(932)

a.Accrued Vacation
Japanese GAAP does not specifically require a company to accrue liabilities for future compensated absences (short-term employee benefits). Under U.S. GAAP, in accordance with ASC 710, “Compensation-General,” absences such as vacations are accrued when earned by employees.
b.Employees’ Retirement Benefits
Japanese GAAP and U.S. GAAP follow similar principles in accounting for retirement benefit obligations; however, there are currently several differences in the detailed application of these principles. (See Notes 2.l and 14.g for Recent Accounting Pronouncements Adopted and to Be Adopted in Future Periods for Retirement Benefits in Japanese GAAP.)
The following represent the most relevant differences between Japanese GAAP and U.S. GAAP in connection with assumptions used to calculate the pension liability:
(1)Unlike U.S. GAAP, there is no corridor approach and actuarial gain or loss is always amortized under Japanese GAAP.
(2)Under Japanese GAAP, the prior service credits of ¥37,370 thousand which were recognized as a result of amendments of the pension plans were included in net periodic pension credit entirely in the year ended March 31, 2011. Under U.S. GAAP, the prior service credit was recognized as a charge to other comprehensive income at the date of amendment and amortized as a component of net periodic pension cost over the average remaining service period. Unamortized prior service credits as of March 31, 2014 and 2013 were ¥183,427 thousand ($1,781 thousand) and ¥210,783 thousand, respectively, and were included in accumulated other comprehensive income.
(3)Under Japanese GAAP, it is acceptable to select the same discount rate as the prior year unless there would not be a material difference between the projected benefit obligations estimated using the rate as of the balance sheet date and the one estimated using the prior year’s rate. However, there is no such exception under U.S. GAAP.
(4)Under Japanese GAAP, it was not required to recognize the overfunded or underfunded status of a defined benefit postretirement plan in accumulated other comprehensive income in the balance sheet. Under U.S. GAAP, such amounts are recognized in accumulated other comprehensive income, net of tax, in the balance sheet, and also the actuarial gains or losses and prior service costs that arise during the period but are not recognized as components of net periodic benefit cost are recognized as a component of other comprehensive income.
As of March 31, 2014, the Company adopted the revised Japanese accounting standard, as described in note 2.l, and the differences between the fair value of the plan assets and the projected benefit obligation of pension or post retirement plans are recognized on the consolidated balance sheet as described in note 5.
The liability for employees’ retirement benefits at March 31, 2014 and 2013, under U.S. GAAP consisted of the following:

	Thousands of Yen		Thousands of U.S. Dollars
	2014	2013	2014
Projected benefit obligation	¥(10,442,450)	¥(9,575,689)	$(101,383)
Fair value of plan assets	8,028,910	7,198,328	77,951
Net liability under U.S. GAAP	(2,413,540)	(2,377,361)	(23,432)
Net liability under Japanese GAAP:
Employees’ retirement benefits	(1,784,428)	(1,109,515)	(17,325)
Prepaid pension costs	90,894	140,439	883
Total	(1,693,534)	(969,076)	(16,442)
Equity reconciliation item	¥(720,006)	¥(1,408,285)	$(6,990)

Under U.S. GAAP, the components of net periodic benefit costs for the years ended March 31, 2014, 2013 and 2012, are as follows:

	Thousands of Yen			Thousands of U.S. Dollars
	2014	2013	2012	2014
Service cost	¥609,354	¥676,744	¥656,630	$5,916
Interest cost	104,010	101,071	125,660	1,010
Amortization of prior service credit	(27,356)	(26,442)	(26,899)	(266)
Expected return on plan assets	(143,967)	(128,097)	(118,041)	(1,398)
Recognized actuarial loss	33,776	98,399	76,734	328
Net periodic benefit costs under U.S. GAAP	575,817	721,675	714,084	5,590
Net periodic benefit costs under Japanese GAAP	720,498	820,937	750,349	6,995
Net income reconciliation item	¥(144,681)	¥(99,262)	¥(36,265)	$(1,405)
The U.S. GAAP assumptions used for the years ended March 31, 2014, 2013 and 2012, are set forth below:

	2014	2013	2012
Discount rate	From 0.8% to 1.10%	1.10%	1.10%
Expected rate of return on plan assets	2.0%	2.0%	2.0%
Amortization period of prior service credit relating to the plan amendment	From 8 to 12 years	From 8 to 12 years	From 8 to 12 years
Recognition period of actuarial gain/loss	From 11 to 12 years	From 8 to 12 years	From 5 to 12 years
c.Capital Leases
Previously, Japanese GAAP permitted finance leases that did not transfer ownership of the leased property to a lessee to be accounted for as operating lease transactions if certain “as if capitalized” information was disclosed in the notes to the lessee’s financial statements. However, as explained in Note 2.m, the new accounting standard for lease required the Company to capitalize finance leases on its consolidated balance sheet.
Finance leases that do not transfer ownership and whose commencement date falls prior to the first year of implementation of this accounting standard may continue to be accounted for as an operating lease with required pro forma disclosure in the notes in accordance with an exception rule in the new accounting standard. Refer to Notes 2.m and 8.
U.S. GAAP requires the application of ASC 840, “Leases,” in order to determine whether a lease should be classified as an operating or capital lease. The Group analyzed its leases in accordance with the criteria specified in ASC 840 and determined that certain of its leases should be capitalized.
The following table presents a summary of the differences between Japanese GAAP and U.S. GAAP for lease-related assets and liabilities as of March 31, 2014, 2013 and 2012, and income statement related information for the years ended March 31, 2014, 2013 and 2012:

	Thousands of Yen			Thousands of U.S. Dollars
	2014	2013	2012	2014
Machinery and equipment	¥98,066	¥69,451	¥77,032	$952
Furniture and fixtures	530,366	533,333	886,733	5,149
Other assets	10,751	18,713	50,694	104
Accumulated depreciation	(315,712)	(285,510)	(608,492)	(3,065)
Lease obligation	(335,678)	(348,732)	(422,504)	(3,259)
Other long-term liabilities	—	—	85	—
Net impact on equity	(12,207)	(12,745)	(16,452)	(119)
Reversal of operating lease expense	138,049	170,842	259,943	1,340
Lease asset depreciation under U.S. GAAP	(129,782)	(158,839)	(253,049)	(1,260)
Lease related interest expense under U.S. GAAP	(7,729)	(8,296)	(9,838)	(75)
Lease related impact on net income before income tax	¥538	¥3,707	¥(2,944)	$5

d.Tax Effect of Adjustments
Accounting for income taxes in accordance with Japanese GAAP is substantially similar to accounting for income taxes in accordance with ASC 740, “Income Taxes.” Other than the deferred tax impact related to the U.S. GAAP reconciliation items, there is no material difference in connection with accounting for income taxes resulting from the application of U.S. GAAP.
The following table illustrates the impact on the Japanese GAAP deferred tax assets and liabilities in the Group’s consolidated balance sheets as a result of the U.S. GAAP adjustments as of March 31, 2014 and 2013:

	Thousands of Yen			Thousands of U.S. Dollars
	2014			2014
	Japanese GAAP Balances	ASC 740 Applied to U.S. GAAP Adjustments	U.S. GAAP Balances	Japanese GAAP Balances	ASC 740 Applied to U.S. GAAP Adjustments	U.S. GAAP Balances
Balance sheet:
Current deferred tax assets	¥1,867,208	¥879,391	¥2,746,599	$18,128	$8,538	$26,666
Non-current deferred tax assets	691,854	22,708	714,562	6,717	220	6,937
Non-current deferred tax liabilities	—	(1,077,366)	(1,077,366)	—	(10,460)	(10,460)
Net deferred tax assets	¥2,559,062	¥(175,267)	¥2,383,795	$24,845	$(1,702)	$23,143

	Thousands of Yen
	2013
	Japanese GAAP Balances	ASC 740 Applied to U.S. GAAP Adjustments	U.S. GAAP Balances
Balance sheet:
Current deferred tax assets	¥1,814,557	¥906,836	¥2,721,393
Non-current deferred tax assets	479,500	13,110	492,610
Non-current deferred tax liabilities	—	(970,427)	(970,427)
Net deferred tax assets	¥2,294,057	¥(50,481)	¥2,243,576
Tax effects arising from U.S. GAAP adjustments for the years ended March 31, 2014, 2013 and 2012, were charged or credited to the following items:

	Thousands of Yen			Thousands of U.S. Dollars
	2014	2013	2012	2014
Income taxes	¥67,703	¥143,326	¥226,435	$657
Other comprehensive income: Employees’ retirement benefits	(192,488)	(253,847)	150,868	(1,869)
Total tax effects	¥(124,785)	¥(110,521)	¥377,303	$(1,212)
U.S. GAAP adjustments related to the reversal of goodwill amortization charges recorded under Japanese GAAP have no tax effects since they are not deductible for tax purposes under Japanese Tax Laws and Regulations.
e.Cash and Cash Equivalents
The adjustment in the statements of cash flows to U.S. GAAP from Japanese GAAP mainly consisted of certain lease transactions which are only accounted for as capital leases under U.S. GAAP. Lease payments related to such are presented in financing activities under U.S. GAAP rather than operating activities under Japanese GAAP.

The following table represents the Group’s condensed consolidated information related to the statements of cash flows under U.S. GAAP for the years ended March 31, 2014, 2013 and 2012:

	Thousands of Yen			Thousands of U.S. Dollars
	2014	2013	2012	2014
Net cash provided by operating activities	¥3,588,766	¥3,896,823	¥6,087,013	$34,842
Net cash (used in) provided by investing activities	(2,263,186)	1,916,363	(6,427,498)	(21,973)
Net cash used in financing activities	(1,944,589)	(5,929,428)	(4,155,591)	(18,879)
Net decrease in cash and cash equivalents	(619,009)	(116,242)	(4,496,076)	(6,010)
Cash and cash equivalents at beginning of year	7,709,209	7,825,451	12,321,527	74,847
Cash and cash equivalents at end of year	¥7,090,200	¥7,709,209	¥7,825,451	$68,837
f.Recent Accounting Pronouncements Adopted and to Be Adopted in Future Periods
U.S. GAAP
In May 2011, the FASB issued Accounting Standard Update No. 2011-04, “Fair Value Measurement (Topic 820)-Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” The guidance amends the terms used in the requirements for fair value measurements and disclosures under ASC 820, “Fair Value Measurement.” It also amends certain principles and requirements of fair value measurements and disclosures, and expands the disclosure requirements. This guidance was effective for interim and annual reporting periods beginning after December 15, 2011. The adoption of this guidance had no impact on the Company’s financial position and results of operations.
In June 2011, the FASB issued Accounting Standard Update No. 2011-05, “Comprehensive Income (Topic 220)-Presentation of Comprehensive Income.” The guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in equity and requires that all non-owner changes in equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. This guidance was effective retrospectively for fiscal years, and interim periods within those years, beginning after December 15, 2011. The adoption of this provision had no impact on the Company’s financial position and results of operations.
In September 2011, the FASB issued Accounting Standards Update No. 2011-08, “Intangibles-Goodwill and Other (Topic 350)-Testing Goodwill for Impairments.” The guidance allows companies an option to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis forvdetermining if it is necessary to perform the two-step quantitative goodwill impairment test. Under the guidance, a reporting entity is no longer required to calculate the fair value of a reporting unit unless the entity determines, based on the qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. The guidance was effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. The effect of the adoption of this guidance on the Company’s financial position and results of operations was immaterial.
In December 2011, the FASB issued Accounting Standards Update No. 2011-11, “Balance sheet (Topic 210).” The guidance requires a reporting entity to disclose information about offsetting and related arrangements to enable financial statement users to understand the effect of such arrangements on the statement of financial position as well as to improve comparability of balance sheets prepared under U.S. GAAP and International Financial Reporting Standards. The guidance is required to be applied retrospectively and is effective for annual periods for fiscal years beginning on or after January 1, 2013. The effect of the adoption of this guidance on the Company’s financial position and results of operations was immaterial.
In July 2012, the FASB issued Accounting Standards Update No. 2012-02, “Intangibles-Goodwill and Other (Topic 350) : Testing Indefinite-lived Intangible Assets for Impairment.” The guidance allows entities an option to first assess qualitative factors to determine whether it is more likely than not that indefinite lived intangible assets are impaired as a basis for　determining if it is necessary to perform the quantitative impairment test. Under the new guidance, entities are no longer required to calculate the fair value of the assets unless the entities determine, based on the qualitative assessment, that it is more likely than not that indefinite lived intangible assets is impaired. The new guidance is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. The effect of the adoption of this guidance on the Company’s financial position and results of operations was immaterial.
In February 2013, the FASB issued Accounting Standards Update No. 2013-02, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.” The guidance requires entities to report the significant reclassifications out of accumulated other comprehensive income if the amount is required to be reclassified in its entirety to net income. For other amounts that are not required to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required that provide additional detail about those amounts. This guidance only affects the presentation of other comprehensive income, and the Company does not expect its adoption will have a material impact on its financial position and results of operations.

In February 2013, the FASB issued Accounting Standards Update No. 2013-04, “Liabilities (Topic 405): Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date (a consensus of the FASB Emerging Issues Task Force).” This guidance requires an entity to measure obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this guidance is fixed at the reporting date, as the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors, plus any additional amount the reporting entity expects to pay on behalf of its co-obligors. The new guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The Company does not expect its adoption will have a material impact on its financial position and results of operations.
In July 2013, the FASB issued Accounting Standards Update No.2013-11, “Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryfoward, a Similar Tax Loss, or a Tax Credit Carryforward Exists.” This guidance requires an unrecognized tax benefit to be presented as a reduction to a deferred tax asset for a net operating loss, a similar tax loss, or a tax credit carryforward if certain criteria are met. The new guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The Company does not expect its adoption will have a material impact on its financial position and results of operations.
In April 2014, the FASB issued Accounting Standards Update No. 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant and Equipment (Topic 380): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.” Under the new guidance, only disposals representing a strategic shift in operations that has, or will have, a major effect on the entity’s operations and financial results should be presented as discontinued operations. Additionally, the revised guidance requires additional disclosures for discontinued operations as well as for disposals of significant components of an entity that do not qualify for discontinued operations presentation. The new guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2014. The effect of this guidance will depend on the nature and significance of transactions after the adoption date.
In May 2014, the FASB issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606). This new accounting guidance addresess revenue recognition which will supersede the current revenue recognition requirements, including most industry-specific guidance. The new guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2017. The effect of this guidance, as well as the transition method, is being evaluated and will depend upon the method of transition as well as the nature and significance of transactions upon adoption.
Japanese GAAP
In March 2011, the ASBJ issued Accounting Standard-ASBJ Statement No. 22, “Revised Accounting Standard for Consolidated Financial Statements,” ASBJ Guidance No. 15, “Revised Guidance on Disclosures about Certain Special Purpose Entities,” ASBJ Guidance No. 22, “Revised Guidance on Determining a Subsidiary and an Affiliate” and PITF No. 20, “Revised Practical Solution on Application of the Control Criteria and Influence Criteria to Investment Associations.” These revisions are aimed to provide a short-term improvement to the existing standards to address current treatment for certain special purpose entities. Those pronouncements will be effective for the annual periods beginning on or after April 1, 2013. Early adoption is permitted. The Company does not expect adoption of those pronouncements will have a significant impact on its financial position and results of operations.
In May 2012, the ASBJ issued Accounting Standard-ASBJ Statement No. 26, “Accounting Standard for Retirement Benefits” and ASBJ Guidance No. 25, “Guidance on Accounting Standard for Retirement Benefits.” In addition to the changes described in note 2.l above, the new accounting standard allows the choice of the method of attributing expected benefit to periods between the “Straight-line basis” and “Benefit formula basis”. The new accounting standard also revised the calculation method of the discount rate and requires that the discount rate reflect the expected timing of each benefit payment. These amendments will be applied from fiscal years beginning after March 31, 2014. The Company is currently evaluating the potential impact from adopting the standard and guidance on its financial position and results of operations.